EXHIBIT 10.7

                                             SERVICES AGREEMENT

     THIS AGREEMENT is entered into this 25th day of August, 1999 by and between ILD Communications, Inc., a Delaware corporation, hereinafter referred to as "ILD", having its principal place of business at 16200 Addison Road, Suite 100, Addison , Texas 75001 and Independent Network Services, a subsidiary of IP Voice.com, Inc., hereinafter referred to as "Distributor", having its principal place of business at 5050 North 19th Avenue, Suite #417, Phoenix, AZ 85015.

     WHEREAS, Distributor is a carrier and reseller of prepaid long distance debit cards (Debit Cards); and

     WHEREAS, ILD is a provider of telecommunications services to the Telephone and Debit Card Industries; and

     WHEREAS, Distributor desires to purchase telecommunications services from ILD as described in this Agreement.

     NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.   TERM

     a. The term of this Agreement shall be one (1) year (Initial Term). Thereafter, this Agreement shall automatically renew for successive terms of one
(1) year each (Renewal Term(s)).

     b. Either party may terminate this Agreement during the initial term or any renewal term by providing the other party with thirty (30) days written notice of such termination. Notwithstanding the above, either party may terminate this Agreement, effective immediately, upon notice to the other party of any of the following events: (A) the other party commences a voluntary case or other proceeding seeking liquidation, rehabilitation, conservatorship, reorganization or other similar relief under any bankruptcy, insolvency or similar law, seeks the appointment of a trustee, receiver, liquidator, rehabilitation, conservator, custodian or similar official of it or any substantial part of its property, makes a general assignment for the benefit of creditors or (B) an involuntary case or other proceeding is commenced against such other party

                  IPVoice Communications, Inc, dba IPVoice.Com
                                                         BW Initials DC Initials

                                  June 21, 1999



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seeking liquidation,  rehabilitation,  conservatorship,  reorganization or other
relief  under  any  bankruptcy,   insolvency  or  similar  law  or  seeking  the
appointment of a trustee, receiver, liquidator, rehabilitator, conservator, custodian or other similar Official of it or any substantial part of its property related Contractual obligations.

2. OBLIGATIONS OF ILD AND Distributor. ILD and Distributor will have the following obligations under this Agreement:

     a.   ILD will provide the following (Services) to Distributor:

          (i) ILD shall provide, switching services and long distance rates (Rate Decks) per EXHIBIT "A".

          (ii) ILD shall provide a toll free "800" number(s) for the card. The "800" number shall provide Distributor to ILD's debit card platform with English and Spanish voice prompts. ILD shall provide a personal identification number (PIN) for each debit card. The PIN will be printed on the back of the debit card and will be used by the debit card holder (End Users) to validate the dollar amount and number of minutes available after dialing ILD 800 Distributor number. ILD will provide voice prompts so the end user will be able to validate the dollar amount and number of minutes available each time they use the debit card. Said 800 number shall be available for Distributor throughout the United States. ILD shall additionally provide multilingual customer service for distributors prepaid calling cards 24 hours per day, 7 days a week.

          (iii) Upon receipt of a request, from Distributor to activate certain debit cards, ILD shall activate said debit cards by 12:00 noon Pacific Standard Time of the following business day provided ILD receives such request on or before 10:00 AM on the previous business day Pacific Standard Time and Distributor is current with all obligations as set forth in this agreement.

          (iv) ILD agrees to use its best efforts to fully investigate any discrepancy between the face value of cards and its program value. The results of discrepant cards will be reported to Distributor within (3) business days of receipt of written request.



                  IPVoice Communications, Inc, dba IPVoice.Com
                                                         BW Initials DC Initials

                                  June 21, 1999



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          (v) Should service be  interrupted  and the platform  experience  busy
          signals,   dropped  calls  or  other   switching  or  network  failure
          distributor will be credited for cards that are returned to store and card printing costs. Credits will apply as follows; Cards are to be returned to ILD with a manifest showing the PIN number and value left on card. Distributor will be credited for balance of card and card cost. ILD will then issue credit memo within 7 working days from receipt of returned cards.

          (vi) ILD will provide distributor with a contact person to be used to de-activate prepaid calling cards that are returned from the field. This will insure returned cards cannot be re-used. (vii) Distributor shall use its best efforts to market, solicit, and distribute ILD's products and services to prospective customers.

          (vii) Distributor shall present itself and professionally and honestly to end users, potential customers and to the industry in general.

          (viii) Distributor shall be considered independent contractor, and at no time should be considered an employee, representative or joint venture partner of ILD.

          (ix) Distributor shall cooperate,  at its cost, with any investigation
          or  proceeding   of  any   governmental   authority   related  to  its
          distribution or sale of ILD products and services.


         a. Distributor shall pay ILD for the services based on the following rate schedule below. The commission will be on a sliding scale based on the following cumulative volume;

                               Per rate deck listed in Exhibit A
                            Face Value of Card Cost to Distributor
                        -----------------------------------------------
                                     $ 5.00             $  3.15
                                     $10.00             $  6.30
                                     $20.00              $12.60

Face Value of Card           Cost with additional 3% discount
         $ 5.00                     $  3.00
         $10.00                     $  6.00
         $20.00                     $ 12.00

                   IPVoice Communications, Inc, dba IPVoice.Com
                                                         BW Initials DC Initials

                                  June 21, 1999


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         Discount rate for this card will be an  additional 3% once  distributor sells (3) Three Million in face value of card. Printing costs are the responsibility of distributor.

3. TERMS OF PAYMENT. After the debit cards are delivered to Distributor, they shall notify ILD of the date to activate the debit cards. On the date ILD activates cards an invoice shall be issued to distributor for services. For all invoices, payment is to be received by ILD within 14 days of the activation of cards. Payments from Distributor to ILD will be wire transferred to:

Nations Bank                                ABA# 111000012
600 Peachtree street N.E.                   Account # 3750855476
20th Floor                                  GA1-006-20-12
Atlanta, Georgia 30308-2214                 Attn: Sheryl Jordan
Phone - 404-607-5938

Net Terms are defined as Payments due on the 14th day following activation. A stand by letter of credit will be in place in the event of default of payment terms. The terms of the letter of credit will be Stand By in favor of ILD Telecommunications, Inc. upon presentation of invoice and activation report in duplicate. The amount of the letter of credit may require adjustments from time to time to secure ILD. Written request will be sent to:

Pete Stazzone
5050 North 19th Ave.
Suite 417
Phoenix, AZ 85015
Phone - 602-335-1231 ext. 306

Request amendments will be made within 7 days to avoid interruption of activation request.

Failure to pay invoices on the terms established in this paragraph is considered an automatic breach of this agreement.


                   IPVoice Communications, Inc, dba IPVoice.Com
                                                         BW Initials DC Initials

                                  June 21, 1999



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4. TAXES. It is understood  that ILD is responsible  for all  telecommunications and Federal Excise tax applicable to sale of debit cards.

5. RESPONSIBILITY FOR SALES. Distributor will be solely responsible for and indemnify ILD against claims including all attorneys' fees and costs regarding the content and nature of all promotions, advertising and artwork associated with the debit cards, including, but not limited to the solicitation of retail distributors or vendors of the debit cards.

6. RESPONSIBILITY FOR SERVICES. ILD will be solely responsible for telecommunications services. ILD agrees to use its best efforts to provide and maintain the system operating the services in a reasonable working order. ILD acknowledges it has granted distributor the opportunity to resell ILD prepaid calling cards under applicable ILD tariffs and FCC 214 registrations in the 50 United States. The rates listed in Exhibit A have been filed with the public utilities commission.

7.  CONFIDENTIALITY.  During the term of this  Agreement and for a Period of one
(1) year thereafter, ILD and Distributor agree to protect and keep confidential the trade secrets and proprietary information of the other (Proprietary information). The terms and conditions of this Agreement, including the wholesale buy rates set forth herein, shall be deemed proprietary information. Neither party shall disclose, publish or otherwise make available such proprietary information to any person or entity without the prior written consent of the other party. The parties agree that the other will suffer immediate and irreparable injury in the event of a breach of this paragraph for which there is no adequate remedy at law. Accordingly, the parties specifically agree that the restrictions of this paragraph may be enforced by injunction and that irreparable injury shall be presumed. The parties specifically waive the right to bond in any such injunction action. The remedies provided in this paragraph are not exclusive and are in addition to any other remedies available at law or in equity. The provisions of this paragraph shall survive termination of this Agreement.

8. Rates. Distributor agrees to immediately renegotiate rates and/or discount with ILD in the event that the average international call duration exceeds 18 minutes. If for any reason should ILD need to renegotiate rates supplier will be notified at least 30 days in advance. ILD agrees to maintain all activated PINS provided at the current rate structure associated with such Pin's.


                    IPVoice Communications, Inc, dba IPVoice.Com
                                                         BW Initials DC Initials

                                  June 21, 1999



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9. ASSIGNMENT OF TELECOMMUNICATIONS  SERVICES.  The parties may not assign their rights and obligations under this Agreement unless said assignment is approved in writing by the other party which approval will not be unreasonably withheld.

11. NOTICE. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed proper if given by personal delivery, overnight delivery service, facsimile or mailed by registered or certified mail, return receipt requested, to the applicable party at its address indicated below or such other address as may be hereafter designated by such party in writing in accordance herewith:


  If to ILD:                ILD Telecommunications, Inc.
                            16200 Addison Road, Suite 100
                            Addison, TX 75001
                            Fax No. (503) 916 - 4279
                            Fax No. (503) 916 - 4279

  If to Distributor:       Independent Network Services
                           5050 N 19th Street, Suite 417
                           Phoenix, AZ 85015
                           Fax No. (602) 335 - 1577
                           Fax No. (602) 335 - 1577

12. GENERAL PROVISIONS.

     a. Applicable Law: This Agreement will be governed by and construed in accordance with the Laws of the State of Georgia.


     b. Invalidity. If any term or provision of this Agreement is determined to be illegal, unenforceable or invalid, in whole or in part for any reason, such term or provision shall be deemed limited in scope and effect to the minimum extent necessary to make such term or provision legal, enforceable and valid, and in the event no such limiting construction may be made, the term or provision shall be stricken from this Agreement and such term or provision shall not effect the legality, enforceability or validity of the remainder of this Agreement.

                   IPVoice Communications, Inc, dba IPVoice.Com
                                                         BW Initials DC Initials

                                  June 21, 1999



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     c. Waiver.  Any waiver by either party of a breach of any Provision of this
     Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing.

     d. Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the meaning or interpretation of this Agreement.

     e. Force Majeure. Neither party shall be liable for delays, failures to perform, damages, losses or destruction, or malfunction of any equipment or any consequence thereof caused or occasioned by, or due to fire, flood, earthquake, water, the elements, labor disputes or governmental actions.

     f. Entire Agreement. This Agreement and the exhibits hereto constitute the entire Agreement between the parties for the subject matter hereof and supersedes and replaces any and all prior agreements or arrangements between the parties. The Agreement may be amended only as provided herein or in writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first written above.

   ACCEPTED AND AGREED TO:


   ILD Communications, Inc.                     Independent Network Services

   SUPPLIER                                      DISTRIBUTOR

   BY:/s/   Randy Wright                         BY: /s/ Peter Stazzone
   ---------------------------                   ----------------------------
   ITS: V.P. Retail                              ITS:     President

   DATE: 8/24/99                                 DATE: 8/26/99


                   IPVoice Communications, Inc, dba IPVoice.Com


                                  June 21, 1999